EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2015 RESULTS
Adjusted diluted EPS of $0.88 from continuing operations

Fourth Quarter Highlights

•	Repositioned and strengthened business through 3 strategic actions in last 18 months

•	Record quarterly sales of $1.8 billion, up 26%, driven by Power Solutions acquisition

•	Record fourth quarter NSS sales of $972 million, up 4% on an organic basis

GLENVIEW, IL, (Business Wire) February 2, 2016 - Anixter International Inc. (NYSE: AXE) today reported quarterly sales of $1.84 billion for the quarter ended January 1, 2016, a 26.4 percent increase compared to the year-ago quarter. The current quarter and year-ago quarter each had 61 billing days. Excluding the impact of the following items, organic sales decreased by 0.5 percent year-over-year:

•	$479.6 million favorable impact from the acquisition of Power Solutions

•	$27.8 million unfavorable impact from the lower average price of copper

•	$57.6 million unfavorable impact from the fluctuation in foreign currencies

In the fourth quarter of 2015, in connection with the acquisition of Power Solutions, our legacy Enterprise Cabling & Security Solutions ("ECS") segment was renamed Network & Security Solutions ("NSS"). The low voltage business of Power Solutions was combined with our historical Electrical and Electronic Wire & Cable ("W&C") segment and renamed Electrical & Electronic Solutions ("EES"). The high voltage business of Power Solutions forms the Utility Power Solutions ("UPS") segment. Subsequently, in January 2016, we disclosed pro forma results for historical periods. All commentary in this release reflects these changes and results from continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations to GAAP from the adjusted numbers as reported.

Adjusted net income of $29.3 million compares to $36.7 million in the prior year quarter and adjusted earnings per diluted share of $0.88 compares to $1.10 in the prior year quarter. On a year-over-year basis, our earnings were negatively impacted by currency and copper by $8.8 million pre tax and $5.3 million net of tax ($0.16 diluted earnings per share). Excluding the $0.15 diluted earnings per share impact of the higher tax rate related to the first nine months of 2015 and the negative impact of currency and copper, our core adjusted diluted earnings per share would have been $1.19, an 8.2 percent increase from the prior year quarter.

"In spite of significant macro economic headwinds that affected the global economy, we delivered solid growth in our network and security businesses, driven by acceleration in our North America geography," commented Bob Eck, President and CEO. "In our EES and UPS segments, the soft industrial economy combined with even weaker commodity prices caused results to be lower than we had expected at the beginning of the quarter. Given our cautious outlook for any near term improvement in market conditions, we have taken further restructuring actions across our business and will continue to focus on margin improvement, ongoing expense discipline and working capital efficiencies."

"From a strategic perspective, the completion of the Power Solutions acquisition marks a milestone for Anixter. Combined with the 2014 acquisition of Tri-Ed and the 2015 sale of our Fasteners segment, we have transformed Anixter into a leading North American electrical products distribution platform, enhanced our competitive position in the electrical wire and cable business and further strengthened our overall customer and supplier value proposition," commented Bob Eck. "While our EES segment is currently impacted by macro-economic factors including lower commodity prices and a sluggish industrial economy, the acquisition of Power Solutions is a critical strategic step to increase the competitiveness and profitable growth of this business . We are now focused on integration and execution to capture the significant synergy opportunities that exist as a result of our business transformation."

Income Statement Detail

Gross margin of 20.2 percent compares to 22.1 percent in the prior year quarter and 22.2 percent in the third quarter of 2015. Compared to both periods, the fourth quarter decline is primarily due to the Power Solutions acquisition, with the remainder due to segment mix reflecting EES becoming a smaller percentage of consolidated results.

Operating expense of $305.6 million compares to $241.1 million in the prior year quarter. Adjusted operating expense excludes $16.1 million of expense relating to acquisition and integration-related costs of $4.1 million, a restructuring charge of $2.9 million and Latin America asset write-offs of $9.1 million, resulting in a negative impact to diluted earnings per share of $0.29.

Excluding $16.1 million and $1.5 million of expenses impacting the comparability of results in the current and prior year, respectively and $9.6 million of favorable foreign currency impact in the current quarter, and adjusting for $59.8 million of pro forma Power Solutions expense in the prior year quarter, adjusted operating expense would have been flat versus prior year. As in the first three quarters of 2015, the current quarter operating expense includes the year-over-year incremental impact of approximately $3.0 million from the previously disclosed higher pension and other employee benefit costs.  Further adjusting for this expense, adjusted operating expense would have decreased 1.2 percent.

Adjusted operating income of $81.9 million, or 4.5 percent of sales, compares to $81.9 million, or 5.6 percent of sales in the prior year quarter. The reduction in operating profit margin is primarily due to the change in mix of the business arising from the Power Solutions acquisition. Including the $16.1 million of expense detailed above and $1.5 million of acquisition and integration-related costs in the prior year quarter, operating income of $65.8 million compares to $80.4 million in the prior year quarter.

Interest expense of $21.1 million increased by $6.0 million compared to the prior year quarter. The increase in interest expense results from the issuance of incremental debt used to finance the Power Solutions acquisition, partially offset by the repayment of the 5.95% Senior notes in March 2015.

Other, net expense of $8.1 million compares to $2.4 million in the prior year quarter. The current year quarter included a loss of $2.9 million related to the currency devaluation of the Argentina peso and $0.9 million of costs associated with the extinguishment of debt.  These items resulted in a negative impact to diluted earnings per share of $0.07.

Our fourth quarter adjusted effective tax rate was 48.3 percent, bringing our full year adjusted effective tax rate to 40.5 percent.   The increase from the prior year adjusted effective tax rate of 37.5 percent was due to the change in the country mix of earnings.  This 300 basis point increase in the rate resulted in a negative impact to diluted earnings per share of $0.15 related to the first nine months of 2015. The current quarter adjusted effective tax rate of 48.3 percent excludes the establishment of valuation allowances primarily in Latin America and other tax related items of $11.8 million in the current quarter which resulted in a negative impact to diluted earnings per share of $0.35.

Adjusted EBITDA of $101.8 million, or 5.5 percent of sales, compares to $95.9 million, or 6.6 percent of sales in the prior year period.  The decline in adjusted EBITDA margin reflects the lower gross margin as a result of the Power Solutions acquisition and the slowdown in sales growth caused by weakness in industrial and manufacturing markets.

Segment Update

Network & Security Solutions (“NSS”) sales of $971.6 million compares to $966.5 million in the prior year period, an increase of 0.5 percent. NSS organic sales increased by 3.8 percent, adjusting for the $32.0 million unfavorable impact from foreign exchange on current year sales, driven by strength in our North America and EMEA geographies.

Record fourth quarter NSS security sales of $385.5 million, which represents approximately 43 percent of total segment sales, increased 1 percent from the prior year quarter. Adjusted for the $15.1 million negative currency impact, organic security sales growth was 4.5 percent.

Network & Security Solutions adjusted EBITDA of $67.5 million compares to $63.5 million in the prior year quarter. The corresponding adjusted EBITDA margin of 6.9 percent compares to 6.6 percent in the prior year quarter, driven by strong sales growth and effective expense control.

Electrical & Electronic Solutions (“EES”) sales of $528.3 million compares to $485.3 million in the prior year period, an 8.9 percent increase. Excluding the $138.0 million favorable impact from the Power Solutions acquisition, the $17.2 million unfavorable impact from foreign exchange and the $27.5 million unfavorable impact from lower average copper prices, EES organic sales decreased by 8.1 percent. The decline in organic sales reflects current weak trends we are experiencing with industrial customers, partially offset by modest growth with our OEM customers.

EES adjusted EBITDA of $20.8 million compares to $35.3 million in the prior year quarter. The corresponding adjusted EBITDA margin of 3.9 percent compares to 7.3 percent in the prior year quarter. The decline in adjusted EBITDA was caused by the dilutive impact of the low voltage portion of Power Solutions, combined with the unfavorable impacts of lower copper prices and currency headwinds, together creating significant negative operating leverage.

Utility Power Solutions (“UPS”) sales were $335.9 million in the fourth quarter. Excluding the $8.4 million unfavorable impact from foreign exchange and $0.3 million from copper, UPS organic sales increased by 0.9 percent; however, sales were negatively impacted by slower sales growth in Canada and weakness in oil and gas related markets.

UPS adjusted EBITDA was $15.8 million, or 4.7 percent of sales.

Discontinued Operations

As a result of the sale of Anixter's Fasteners business in the second quarter of 2015, this business has been presented as Discontinued Operations and the results for all periods have been restated to reflect this classification. A net loss of $0.9 million from discontinued operations was incurred in the quarter, resulting in diluted loss per share from discontinued operations of $0.03.

Cash Flow and Leverage

We generated $91.9 million in cash flow from operations in fiscal 2015 as compared to $104.2 million in fiscal 2014.
Full year capital expenditures of $28.6 million compares to $40.3 million in the prior year period. We expect to invest approximately $45 - $50 million in capital investments and generate $125 - $150 million in cash flow from operations in 2016.

"The fourth quarter and full year 2015 reflected a difficult global economic environment, which weakened as the year progressed. As a result, we announced actions in the second quarter and announced additional actions in the fourth quarter, both focused on improving our cost structure," commented Ted Dosch, Executive Vice President - Finance and CFO. "Turning to our capital structure, our capital allocation priorities include achieving our debt-to-capital target range of 45 - 50% by mid-2017, funded out of the strong free cash flow we expect to generate from our repositioned platform."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 58.4% compares to 51.6% at the end of 2014

•	Weighted average cost of borrowed capital of 4.8% compares to 4.7% in the year-ago quarter

•	$346.2 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Business Outlook

"As we look at the current year, we are optimistic that the positive momentum and growth trends in our Network & Security Solutions segment will continue, driven by growth in the US and Europe. The ongoing integration of the Tri-Ed business exceeded our goal of $5 million in EBITDA synergies to the combined security business in 2015, and we are applying the same discipline to the Power Solutions integration to ensure our ability to deliver on our synergy opportunities," commented Bob Eck. "Reflecting diverging trends across our business, we continue to experience softer trends in our EES and UPS segments related to their exposure to industrial and manufacturing end markets, resulting in a more cautious outlook on this portion of the business. Combining our more positive outlook in NSS with our more conservative outlook in our EES and UPS segments, we expect full year 2016 organic sales growth from continuing operations in the negative 2 percent to positive 2 percent range."

Financial Results from continuing operations

(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Jan 1, 2016	Jan 2, 2015	Percent Change	Jan 1, 2016	Jan 2, 2015	Percent Change
Net Sales	$1,835.8	$1,451.8	26%	$6,190.5	$5,507.0	12%
Operating Income	$65.8	$80.4	(18)%	$267.8	$310.1	(14)%
EBITDA	$73.9	$88.7	(17)%	$293.8	$324.7	(10)%
Net Income	$5.5	$35.8	(85)%	$96.9	$163.4	(41)%
Diluted Earnings Per Share	$0.17	$1.07	(84)%	$2.90	$4.90	(41)%
Diluted Weighted Shares	33.5	33.4	—%	33.4	33.3	—%

Fourth Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 587-0615
International dial-in:        (719) 457-2627
Passcode:            696454

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Fourth Quarter 2015 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions.  We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 450,000 products and $1.1 billion in inventory, 3) approximately 320 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in more than 50 countries.

Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Beginning in 2015, we calculate the year-over-year organic sales growth impact relating to the Tri-Ed and Power Solutions acquisitions by including the 2014 results with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the companies we acquired and the synergistic revenues that have been achieved. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other special items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	January 1, 2016	January 2, 2015	January 1, 2016	January 2, 2015

		As Adjusted		As Adjusted
Net sales	$1,835.8	$1,451.8	$6,190.5	$5,507.0
Cost of goods sold	1,464.4	1,130.3	4,850.0	4,267.7
Gross profit	371.4	321.5	1,340.5	1,239.3
Operating expenses	305.6	241.1	1,072.7	929.2
Operating income	65.8	80.4	267.8	310.1
Interest expense	(21.1)	(15.1)	(63.8)	(44.5)
Other, net	(8.1)	(2.4)	(21.1)	(16.0)
Income from continuing operations before income taxes	36.6	62.9	182.9	249.6
Income tax expense from continuing operations	31.1	27.1	86.0	86.2
Net income from continuing operations	5.5	35.8	96.9	163.4
(Loss) income from discontinued operations before income taxes (1)	(1.7)	7.6	52.9	45.2
Income tax (benefit) expense from discontinued operations	(0.8)	2.3	22.2	13.8
Net (loss) income from discontinued operations	(0.9)	5.3	30.7	31.4
Net income	$4.6	$41.1	$127.6	$194.8
Income (loss) per share:
Basic:
Continuing operations	$0.17	$1.08	$2.92	$4.95
Discontinued operations	(0.03)	0.16	0.92	0.95
Net Income	$0.14	$1.24	$3.84	$5.90

Diluted:
Continuing operations	$0.17	$1.07	$2.90	$4.90
Discontinued operations	(0.03)	0.16	0.91	0.94
Net Income	$0.14	$1.23	$3.81	$5.84

Weighted-average common shares outstanding:
Basic	33.3	33.1	33.2	33.0
Diluted	33.5	33.4	33.4	33.3

Reportable Segments
Net sales:
Network & Security Solutions	$971.6	$966.5	$3,924.4	$3,481.2
Electrical & Electronic Solutions	528.3	485.3	1,930.2	2,025.8
Utility Power Solutions	335.9	—	335.9	—
	$1,835.8	$1,451.8	$6,190.5	$5,507.0
Operating income:
Network & Security Solutions	$49.1	$53.0	$189.4	$182.8
Electrical & Electronic Solutions	12.7	30.3	92.5	139.0
Utility Power Solutions	10.4	—	10.4	—
Corporate	(6.4)	(2.9)	(24.5)	(11.7)
	$65.8	$80.4	$267.8	$310.1

(1) Includes $1.3 million loss on disposal and $41.0 million gain on disposal during the three and twelve months ended January 1, 2016, respectively.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	January 1, 2016	January 2, 2015
(In millions)
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$151.3	$92.0
Accounts receivable, net	1,326.4	1,171.0
Inventories	1,182.6	859.0
Deferred income taxes	—	33.7
Other current assets	63.7	54.9
Current assets of discontinued operations	3.8	379.2
Total current assets	2,727.8	2,589.8
Property and equipment, net	131.8	104.2
Goodwill	756.5	582.3
Intangible assets, net	453.8	202.7
Other assets	72.1	101.8
Total assets	$4,142.0	$3,580.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$905.6	$738.5
Accrued expenses	245.3	183.2
Current liabilities of discontinued operations	5.3	108.8
Total current liabilities	1,156.2	1,030.5
5.50% Senior notes due 2023	345.8	—
5.125% Senior notes due 2021	394.9	394.2
5.625% Senior notes due 2019	346.8	345.9
Canadian term loan	172.9	—
Revolving lines of credit	390.1	—
Term loan	—	198.8
Accounts receivable securitization facility	—	65.0
5.95% Senior notes due 2015	—	200.0
Other	2.6	3.8
Unamortized debt issuance costs	(10.2)	(5.7)
Other liabilities	163.5	215.3
Total liabilities	2,962.6	2,447.8
Total stockholders' equity	1,179.4	1,133.0
Total liabilities and stockholders' equity	$4,142.0	$3,580.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
	January 1, 2016	January 2, 2015
(In millions)

Operating activities:
Net income	$127.6	$194.8
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business, net of tax of $9.8	(40.0)	—
Loss on extinguishment of debt	0.9	—
Depreciation	23.8	24.0
Amortization of intangible assets	25.4	11.7
Stock-based compensation	14.5	13.8
Accretion of debt discount	1.8	2.3
Amortization of deferred financing costs	2.0	—
Deferred income taxes	5.9	25.7
Excess income tax benefit from employee stock plans	(0.6)	(5.8)
Pension plan contributions	(37.7)	(16.8)
Pension plan expenses	11.4	4.6
Changes in current assets and liabilities, net	(44.1)	(146.6)
Other, net	1.0	(3.5)
Net cash provided by operating activities	91.9	104.2
Investing activities:
Proceeds from sale of business	371.8	—
Capital expenditures, net	(28.6)	(40.3)
Acquisition of business, net of cash acquired	(822.5)	(418.4)
Net cash (used in) investing activities	(479.3)	(458.7)
Financing activities:
Proceeds from borrowings	643.6	1,550.4
Repayments of borrowings	(707.5)	(1,734.2)
Proceeds from New Receivables Facility	799.0	—
Repayments of New Receivables Facility	(409.0)
Proceeds from issuance of Notes due 2023	345.6	—
Proceeds from Canadian term loan	229.1	—
Repayments of Canadian term loan	(45.1)	—
Retirement of Notes due 2015	(200.0)	—
Repayments of term loan	(198.8)	(1.2)
Excess income tax benefit from employee stock plans	0.6	5.8
Proceeds from issuance of Notes due 2021	—	394.0
Proceeds from term loan	—	200.0
Retirement of Notes due 2014	—	(32.3)
Proceeds from stock options exercised	—	7.2
Deferred financing costs	(6.7)	(2.3)
Other, net	(1.0)	(1.7)
Net cash provided by financing activities	449.8	385.7
Increase in cash and cash equivalents	62.4	31.2
Effect of exchange rate changes on cash balances	(3.1)	3.5
Cash and cash equivalents at beginning of period	92.0	57.3
Cash and cash equivalents at end of period	$151.3	$92.0

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Fourth Quarter 2015 Sales Growth Trends
	Q4 2015				Q4 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Network & Security Solutions
North America	$748.6	$13.9	$—	$762.5	$735.8	$—	$735.8	3.6%
Europe	86.3	7.0	—	93.3	83.1	—	83.1	12.5%
Emerging Markets	136.7	11.1	—	147.8	147.6	—	147.6	—%
NSS	$971.6	$32.0	$—	$1,003.6	$966.5	$—	$966.5	3.8%

Electrical & Electronic Solutions
North America	$420.2	$11.5	$23.1	$454.8	$347.5	$138.0	$485.5	(6.4)%
Europe	59.8	3.3	1.7	64.8	69.6	—	69.6	(6.7)%
Emerging Markets	48.3	2.4	2.7	53.4	68.2	—	68.2	(21.5)%
EES	$528.3	$17.2	$27.5	$573.0	$485.3	$138.0	$623.3	(8.1)%

Utility Power Solutions
North America	$335.9	$8.4	$0.3	$344.6	$—	$341.6	$341.6	0.9%
UPS	$335.9	$8.4	$0.3	$344.6	$—	$341.6	$341.6	0.9%

Total	$1,835.8	$57.6	$27.8	$1,921.2	$1,451.8	$479.6	$1,931.4	(0.5)%

Geographic Sales
North America	$1,504.7	$33.8	$23.4	$1,561.9	$1,083.3	$479.6	$1,562.9	(0.1)%
Europe	146.1	10.3	1.7	158.1	152.7	—	152.7	3.7%
Emerging Markets	185.0	13.5	2.7	201.2	215.8	—	215.8	(6.8)%
Total	$1,835.8	$57.6	$27.8	$1,921.2	$1,451.8	$479.6	$1,931.4	(0.5)%

December Year-to-Date 2015 Sales Growth Trends
	YTD 2015				YTD 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Network & Security Solutions
North America	$3,061.8	$54.4	$—	$3,116.2	$2,610.1	$417.7	$3,027.8	2.9%
Europe	340.4	39.4	—	379.8	332.7	—	332.7	14.2%
Emerging Markets	522.2	37.4	—	559.6	538.4	2.0	540.4	3.5%
NSS	$3,924.4	$131.2	$—	$4,055.6	$3,481.2	$419.7	$3,900.9	4.0%

Electrical & Electronic Solutions
North America	$1,439.6	$48.3	$66.1	$1,554.0	$1,447.6	$138.0	$1,585.6	(2.0)%
Europe	261.4	23.5	4.4	289.3	315.8	—	315.8	(8.3)%
Emerging Markets	229.2	9.8	6.6	245.6	262.4	—	262.4	(6.4)%
EES	$1,930.2	$81.6	$77.1	$2,088.9	$2,025.8	$138.0	$2,163.8	(3.5)%

Utility Power Solutions
North America	$335.9	$8.4	$0.3	$344.6	$—	$341.6	$341.6	0.9%
UPS	$335.9	$8.4	$0.3	$344.6	$—	$341.6	$341.6	0.9%

Total	$6,190.5	$221.2	$77.4	$6,489.1	$5,507.0	$899.3	$6,406.3	1.3%

Geographic Sales
North America	$4,837.3	$111.1	$66.4	$5,014.8	$4,057.7	$897.3	$4,955.0	1.2%
Europe	601.8	62.9	4.4	669.1	648.5	—	648.5	3.2%
Emerging Markets	751.4	47.2	6.6	805.2	800.8	2.0	802.8	0.3%
Total	$6,190.5	$221.2	$77.4	$6,489.1	$5,507.0	$899.3	$6,406.3	1.3%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Twelve Months Ended
	January 1, 2016	January 2, 2015	January 1, 2016	January 2, 2015

Continuing operations		As Adjusted		As Adjusted
Items impacting comparability of results:
Items impacting operating income:
Acquisition and integration costs	$(4.1)	$(1.5)	$(13.2)	$(7.2)
Latin America assets write-off	(9.1)	—	(11.7)	—
Restructuring charge	(2.9)	—	(8.2)	—
Write-off of capitalized software	—	—	(3.1)	—
Dilapidation provision	—	—	(1.7)	—
Pension divestiture costs	—	—	(0.4)	—
Total of items impacting operating income	$(16.1)	$(1.5)	$(38.3)	$(7.2)
Items impacting interest expense:
Write-off of debt issuance costs	(0.3)	—	(0.3)	—
Total of items impacting interest expense	$(0.3)	$—	$(0.3)	$—
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	(2.9)	—	(3.6)	(8.0)
Extinguishment of debt	(0.9)	—	(0.9)	—
Acquisition financing costs	—	—	—	(0.3)
Total of items impacting other expenses	$(3.8)	$—	$(4.5)	$(8.3)
Total of items impacting pre-tax income	$(20.2)	$(1.5)	$(43.1)	$(15.5)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$8.2	$0.6	$17.4	$4.3
(Establishment)/reversal of deferred income tax valuation allowances	(11.3)	—	(11.3)	6.9
Tax benefits related to closing prior tax years	—	—	—	1.9
Other tax items	(0.5)	—	(0.5)	—
Total of items impacting income taxes	$(3.6)	$0.6	$5.6	$13.1
Net income impact of these items	$(23.8)	$(0.9)	$(37.5)	$(2.4)
Diluted EPS impact of these items	$(0.71)	$(0.03)	$(1.12)	$(0.07)

GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – Non-GAAP	$29.3	$36.7	$134.4	$165.8
Items impacting net income from continuing operations	(23.8)	(0.9)	(37.5)	(2.4)
Net income from continuing operations – GAAP	$5.5	$35.8	$96.9	$163.4

Diluted EPS – Non-GAAP	$0.88	$1.10	$4.02	$4.97
Diluted EPS impact of these items	(0.71)	(0.03)	(1.12)	(0.07)
Diluted EPS – GAAP	$0.17	$1.07	$2.90	$4.90

Items Impacting Comparability of Operating Income by Segment	Three Months Ended January 1, 2016
(in millions)	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$58.2	$15.5	$10.7	$(2.5)	$81.9
Adjusted operating margin - Non-GAAP	6.0%	2.9%	3.2%	nm	4.5%

Total of items impacting operating income for the three months ended January 1, 2016	$(9.1)	$(2.8)	$(0.3)	$(3.9)	$(16.1)

Operating income - GAAP	$49.1	$12.7	$10.4	$(6.4)	$65.8
Operating margin - GAAP	5.1%	2.4%	3.1%	nm	3.6%

Items Impacting Comparability of Operating Income by Segment	Twelve Months Ended January 1, 2016
	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$207.2	$99.3	$10.7	$(11.1)	$306.1
Adjusted operating margin - Non-GAAP	5.3%	5.1%	3.2%	nm	4.9%

Total of items impacting operating income for the twelve months ended January 1, 2016	$(17.8)	$(6.8)	$(0.3)	$(13.4)	$(38.3)

Operating income - GAAP	$189.4	$92.5	$10.4	$(24.5)	$267.8
Operating margin - GAAP	4.8%	4.8%	3.1%	nm	4.3%
nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended January 2, 2015
(in millions)	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$54.3	$30.5	$—	$(2.9)	$81.9
Adjusted operating margin - Non-GAAP	5.6%	6.3%	nm	nm	5.6%

Total of items impacting operating income for the three months ended January 2, 2015	$(1.3)	$(0.2)	$—	$—	$(1.5)

Operating income - GAAP	$53.0	$30.3	$—	$(2.9)	$80.4
Operating margin - GAAP	5.5%	6.3%	nm	nm	5.5%

Items Impacting Comparability of Operating Income by Segment	Twelve Months Ended January 2, 2015
	NSS	EES	UPS	Corporate	Total

Adjusted operating income - Non-GAAP	$189.8	$139.2	$—	$(11.7)	$317.3
Adjusted operating margin - Non-GAAP	5.5%	6.9%	nm	nm	5.8%

Total of items impacting operating income for the twelve months ended January 2, 2015	$(7.0)	$(0.2)	$—	$—	$(7.2)

Operating income - GAAP	$182.8	$139.0	$—	$(11.7)	$310.1
Operating margin - GAAP	5.3%	6.9%	nm	nm	5.6%
nm - not meaningful

ANIXTER INTERNATIONAL INC.

2015 and 2014 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
(in millions)	2016	2015	2016	2015
		As Adjusted		As Adjusted
Income from continuing operations before taxes – GAAP	$36.6	$62.9	$182.9	$249.6
Income tax expense – GAAP	$31.1	$27.1	$86.0	$86.2
Effective income tax rate	84.9%	43.0%	47.0%	34.5%

Total of items impacting pre-tax income above	$(20.2)	$(1.5)	$(43.1)	$(15.5)
Total of items impacting income taxes above	$(3.6)	$0.6	$5.6	$13.1

Income from continuing operations before income taxes – Non-GAAP	$56.8	$64.4	$226.0	$265.1
Income tax expense – Non-GAAP	27.5	$27.7	$91.6	$99.3
Adjusted effective income tax rate	48.3%	42.8%	40.5%	37.5%

2015 EBITDA by Segment
	Three Months Ended January 1, 2016
(in millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$49.1	$12.7	$10.4	$(66.7)	$5.5
Interest expense	—	—	—	21.1	21.1
Income taxes	—	—	—	31.1	31.1
Depreciation	3.3	2.0	1.1	0.2	6.6
Amortization of intangible assets	3.6	2.1	3.9	—	9.6
EBITDA	$56.0	$16.8	$15.4	$(14.3)	$73.9
EBITDA as a % of sales	5.8%	3.2%	4.6%	nm	4.0%

Foreign exchange and other non-operating expense	$—	$—	$—	$8.1	$8.1
Stock-based compensation	2.4	1.2	0.1	—	3.7
Restructuring charge	1.0	1.8	0.1	—	2.9
Latin America asset write-offs	8.1	1.0	—	—	9.1
Acquisition and integration costs	—	—	0.2	3.9	4.1
Adjusted EBITDA	$67.5	$20.8	$15.8	$(2.3)	$101.8
Adjusted EBITDA as a % of sales	6.9%	3.9%	4.7%	nm	5.5%

	Twelve Months Ended January 1, 2016
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$189.4	$92.5	$10.4	$(195.4)	$96.9
Interest expense	—	—	—	63.8	63.8
Income taxes	—	—	—	86.0	86.0
Depreciation	13.7	7.0	1.1	0.4	22.2
Amortization of intangible assets	14.7	6.3	3.9	—	24.9
EBITDA	$217.8	$105.8	$15.4	$(45.2)	$293.8
EBITDA as a % of sales	5.5%	5.5%	4.6%	nm	4.7%

Foreign exchange and other non-operating expense	$—	$—	$—	$21.1	$21.1
Stock-based compensation	9.0	4.7	0.1	0.1	13.9
Restructuring charge	4.0	4.0	0.1	0.1	8.2
Write-off of capitalized software	1.9	0.9	—	0.3	3.1
Latin America asset write-offs	10.7	1.0	—	—	11.7
Dilapidation provision	0.9	0.8	—	—	1.7
Acquisition and integration costs	—	—	0.2	13.0	13.2
Pension divestiture costs	0.3	0.1	—	—	0.4
Adjusted EBITDA	$244.6	$117.3	$15.8	$(10.6)	$367.1
Adjusted EBITDA as a % of sales	6.2%	6.1%	4.7%	nm	5.9%

nm - not meaningful

2014 EBITDA by Segment
	Three Months Ended January 2, 2015
(in millions)	As Adjusted
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$53.0	$30.3	$—	$(47.5)	$35.8
Interest expense	—	—	—	15.1	15.1
Income taxes	—	—	—	27.1	27.1
Depreciation	3.5	2.0	—	—	5.5
Amortization of intangible assets	3.8	1.4	—	—	5.2
EBITDA	$60.3	$33.7	$—	$(5.3)	$88.7
EBITDA as a % of sales	6.2%	7.0%	nm	nm	6.1%

Foreign exchange and other non-operating expense	$—	$—	$—	$2.4	$2.4
Stock-based compensation	1.9	1.4	—	—	3.3
Acquisition and strategic project costs	1.3	0.2	—	—	1.5
Adjusted EBITDA	$63.5	$35.3	$—	$(2.9)	$95.9
Adjusted EBITDA as a % of sales	6.6%	7.3%	nm	nm	6.6%

	Twelve Months Ended January 2, 2015
	As Adjusted
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$182.8	$139.0	$—	$(158.4)	$163.4
Interest expense	—	—	—	44.5	44.5
Income taxes	—	—	—	86.2	86.2
Depreciation	12.5	7.5	—	—	20.0
Amortization of intangible assets	4.9	5.7	—	—	10.6
EBITDA	$200.2	$152.2	$—	$(27.7)	$324.7
EBITDA as a % of sales	5.8%	7.5%	nm	nm	5.9%

Foreign exchange and other non-operating expense	$—	$—	$—	$16.0	$16.0
Stock-based compensation	7.6	5.0	—	—	12.6
Acquisition and strategic project costs	7.0	0.2	—	—	7.2
Adjusted EBITDA	$214.8	$157.4	$—	$(11.7)	$360.5
Adjusted EBITDA as a % of sales	6.2%	7.8%	nm	nm	6.5%

nm - not meaningful